                                            Exhibit 10.1

June 4, 2025

Mr. Robert Schilling

Dear Rob:

Congratulations! I am very pleased to offer you the position of Executive Vice President and Chief Commercial Officer with C3.ai, Inc. (“C3 AI”) reporting to me, in my capacity as Chief Executive Officer, with an effective start date of June 16, 2025 (your “Start Date”). You will be based at our Redwood City, California facility.

You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to my oversight and direction.

C3 AI currently offers a highly competitive package of compensation and benefits. Your package includes the following.

Your base salary will be at the rate of $600,000 per year, less payroll withholdings and deductions, paid on C3 AI’s normal semi-monthly payroll schedule.

You will be eligible to earn an annual discretionary performance bonus, with an annualized target amount of $1,400,000. Payment of that target amount will be guaranteed for the first year of your employment and paid quarterly in equal installments over that period provided you remain a full-time active employee on each quarterly payment date. After your first year of employment, whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3 AI in accordance with C3 AI’s Employee Handbook in the same manner that applies to other senior executive officers. Other than the annual bonus for your first year of employment, no amount of the annual bonus is guaranteed, and to earn and become entitled to receive any bonus, you must remain a full-time active employee through the actual date of payment of the bonus. The bonus, if earned, will be paid, less payroll withholdings and deductions, within a reasonable time after the end of the fiscal year to which it relates.

Subject to the approval of the Board of Directors of C3 AI (the “Board”), you will be granted a number of restricted stock units (“RSUs”) having an approximate value of $25,000,000, with such value converted to a number of RSUs on the date of grant in accordance with C3 AI’s standard procedures. These RSUs will represent the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (“Grant 1”). Grant 1 will be governed by the terms and conditions of C3 AI’s standard form of award agreement for RSUs (the “RSU Agreement”) and by the C3.ai, Inc. 2020 Equity Incentive Plan (the “Plan”). Grant 1 will be subject to vesting during your continuous active service in accordance with the following schedule: 20% of Grant 1 will vest twelve (12) months after the date on which the Board approves Grant 1, and 5% of Grant 1 will vest quarterly thereafter until Grant 1 is either fully vested or your continuous service terminates, whichever occurs first.

Additionally, subject to the approval of the Board, and further subject to you remaining employed through the date of grant, on September 30, 2025, you will be granted a number of RSUs having an approximate value on such date equivalent to 29,004 shares of Oracle Corporation (“Oracle”) common stock. This value will be converted to a number of RSUs on the date of grant in accordance with C3 AI’s standard procedures. These RSUs will represent the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (“Grant 2”). Grant 2 will be governed by the terms and conditions of the RSU Agreement and the Plan. Grant 2 will immediately vest on the date of grant, subject to you remaining employed through the date of grant.

In the event you resign voluntarily for any reason or are terminated for Cause (as defined below) within twelve (12) months following your first day of employment with C3 AI, you agree to and shall repay, in cash and no later than fifteen (15) days after the end of your employment, the aggregate gross amount (i.e., before any taxes or deductions) of (a) any portion(s) of your annual discretionary performance bonus paid to you and (b) the grant date fair value (for financial reporting purposes) of Grant 2.

In addition, if (a) a Corporate Transaction or a Change in Control (each as defined in the Plan) occurs during your employment, (b) within thirty-six
(36) months following such Corporate Transaction or a Change in Control (i) you resign for Constructive Termination (as defined below) or (ii) your employment is terminated by C3 AI other than for Cause, death or disability and (c) provided you satisfy the Severance Conditions (as defined below), you will be entitled to receive (1) 12 months of your annual base salary in effect at the time of such termination of your employment, less payroll withholdings and deductions, paid in a cash lump sum on the first regular payroll date of C3 AI (or its successor) following the 60th day after your termination of employment with C3 AI, and (2) the portion of any C3 AI equity award(s) granted to you prior to the Corporate Transaction or Change in Control (including but not limited to Grant 1) that remain outstanding and unvested at the time of such termination of your employment will vest as of the date of such Constructive Termination or termination of your employment other than for Cause, death or disability, as the case may be.

Moreover, if (a) a Corporate Transaction or a Change in Control (each as defined in the Plan) occurs prior to September 30, 2025, Grant 2 will automatically be modified as follows: (a) the grant date of Grant 2 will be accelerated to the day immediately preceding the closing date of the Corporate Transaction or Change in Control, (b) the number of RSUs subject to Grant 2 will have an approximate value equivalent to 29,004 shares of Oracle Corporation common stock, with such value calculated based on the closing price of a share of Oracle’s common stock, as reported on the primary U.S. exchange for such common stock, on the day immediately preceding the closing date of the Corporate Transaction or Change in Control, and with such value converted into a number of RSUs on the new grant date in accordance with C3 AI’s standard procedures and (c) Grant 2 will fully vest immediately prior to the Corporate Transaction or Change in Control, subject to your continuous service through such time.

In addition, in the event you are terminated other than for Cause, death or disability within the first twelve months of your employment, and provided you satisfy the Severance Conditions, C3 AI will provide you a severance payment equivalent to the sum of (a) the unpaid portion of the first twelve (12) months of your annual base salary of $600,000 and (b) the unpaid portion of your target annual performance bonus, less payroll withholdings and deductions, paid in a cash lump sum on the first regular payroll date of C3 AI following the 60th day after your termination of employment with C3 AI. Additionally, 20% of the shares subject to Grant 1 will immediately vest, and if not previously granted, Grant 2 will automatically be modified as follows: (a) the grant date of Grant 2 will be accelerated to be the last day of your employment with C3 AI; (b) the number of RSUs subject to Grant 2 will have an approximate value equivalent to 29,004 shares of Oracle common stock, with such value calculated based on the closing price of a share of Oracle’s common stock, as reported on the primary U.S. exchange for such common stock, on the last day of your employment, and with such value converted into a number of RSUs on the new grant date in accordance with C3 AI’s standard procedures and (c) Grant 2 will fully vest on your last day of employment with C3 AI.

For purposes of this offer, “Cause” shall mean: (a) a good faith finding by C3 AI that you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct, or any other conduct substantially detrimental to C3 AI or C3 AI’s reputation; (b) your conviction of, or the entry of a pleading guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3 AI, or any written C3 AI policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties for C3 AI.

“Constructive Termination” means one of the following without your consent: (a) a material diminution in your scope of responsibilities and duties;
(b) a material reduction in your annual base salary and/or target annual bonus opportunity, except for a reduction in a similar percent applicable to all other members of C3 AI’s senior management team or (c) the requirement, without your express written consent, that you relocate more than 50 miles from the C3 AI site where you are currently located (or upon or following a Corporate Transaction, where you are located as of the date of the Corporate Transaction or Change of Control). In order to resign for Constructive Termination, you must provide written notice to C3 AI’s Chief Executive Officer within thirty (30) calendar days after the first occurrence of the event giving rise to Constructive Termination setting forth the basis for your resignation, allow C3 AI thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with C3 AI not later than thirty (30) calendar days after the expiration of the cure period.

As a condition to C3 AI’s obligation to make the severance payments or accelerate the vesting of the equity awards specified in the preceding paragraphs, (a) you are required to comply with your continuing obligations (including the return of any C3 AI property) and resign from all positions you hold with C3 AI and (b) you must execute, and allow to become effective, a standard separation agreement which shall, at a minimum, include a general release of claims in favor of C3 AI, which separation agreement must become effective and irrevocable no later than the sixtieth (60th) day following the date of your termination of employment (collectively, the “Severance Conditions”). If the separation agreement (including the general release to be included therein) does not become effective and irrevocable within the required timeframe specified above, you will forfeit any right to receive any of the severance payments or vesting acceleration provided for under this letter. In no event will severance payments or vesting acceleration provided under this letter be provided to you until the separation agreement (including the general release to be included therein) becomes effective and irrevocable.

The payments and benefits under this letter are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and this letter will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by C3 AI at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with C3 AI are deemed to be “non-qualified deferred compensation” subject to Section 409A, then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, C3 AI makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute non-qualified deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

As a C3 AI employee, you will be expected to abide by the C3 AI core values, rules, and policies, and acknowledge in writing that you have read and agree to comply with C3 AI’s Employee Handbook. This offer of employment is also contingent upon: (a) the satisfactory completion of our standard background check, which includes in particular, satisfactory references, confirmation of entitlement to work in the United States, and confirmation that you have no other restrictions (contractual or otherwise) to perform your expected duties at C3 AI; and (b) acceptance and execution of the Employee Confidential Information and Inventions Assignment and Arbitration Agreement enclosed as Annex A which, among other obligations, prohibits unauthorized use or disclosure of C3 AI proprietary information, prohibits solicitation of C3 AI’s employees, independent contractors, and consultants for the period of your employment and for one (1) year thereafter, to or for any other person or entity, and requires agreement to arbitrate all employment-related disputes.

Our employment relationship will be terminable at-will. Accordingly, either you or C3 AI may terminate the employment relationship at any time and for any reason whatsoever simply by notifying the other.

In making your decision to accept this offer of employment, you acknowledge and agree that you have not relied upon any other promises or representations made by C3 AI or our representatives except those made in this letter. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement forms the complete and exclusive statement of your employment agreement with C3 AI. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter shall be governed by the laws of the State of your work location without regard to conflicts of law principles. You hereby represent that you have disclosed to C3 AI any contract you have signed that may restrict your activities on behalf of C3 AI.

Changes in your employment terms, other than those changes expressly reserved to C3 AI’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3 AI.

In making your decision to accept this offer of employment, you acknowledge that C3 AI is a high performance, professional, collaborative, collegial, interactive, work-from-the office, teamwork culture, and affirm your desire to be engaged full-time in this type of work environment.

To accept employment under the terms described above, please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement, and return them to me no later than 7 business days from receipt. Our offer of employment will expire if we do not receive the fully signed documents from you by this date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer

/s/ Robert Schilling
Mr. Robert Schilling                    Date: 6/5/2025

Enclosure: Employee Confidential Information and Inventions Assignment Agreement